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                                                                    Exhibit 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 22, 2004, with respect to the consolidated financial statements of Vytek Corporation (formerly Vytek Wireless, Inc.) as of December 31, 2003 and 2002 and for each of the two years in the period then ended, included in the CalAmp Corp. (formerly California Amplifier, Inc) Current Report on Form 8-K/A dated June 28, 2004 incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of CalAmp Corp. (formerly California Amplifier, Inc.) for the registration of 7,118,617 shares of its common stock.

                                          /s/ Ernst & Young LLP

Stamford, Connecticut
October 14, 2004